Exhibit 10.29

PROPORTIONAL REINSURANCE TREATY

(hereinafter referred to as the “Treaty”)

between

FWD General Insurance Company Limited

(hereinafter referred to as the “Cedant”)

of the one part, and

FWD Life Insurance Company (Bermuda) Limited

(hereinafter referred to as the “Reinsurer”)

of the other part.

General Conditions

Article 1 Fundamental Agreement

1.     It is hereby declared and agreed that the General Conditions and the Special Conditions constitute the entire Treaty. These two documents shall be read in conjunction with each other. If any discrepancy arises between the General Conditions and the Special Conditions, the Special Conditions shall prevail.

2.     The subject of this Treaty is the reinsurance of all insurance business as set forth in the Special Conditions (the “Reinsured Policies”). The Cedant agrees to cede, and the Reinsurer agrees to reinsure, the Reinsured Policies subject to all of this Treaty’s provisions, as may be amended from time to time upon the parties’ mutual agreement.

3.     Any policies or benefits acquired by the Cedant through reinsurance or the purchase of another company's policies or through merger with or acquisition of another company shall not be automatically covered under the terms of this Treaty.

4.     This Treaty is an indemnity reinsurance agreement solely between the Cedant and the Reinsurer. The acceptance of reinsurance under this Treaty shall not create any legal right or relationship whatsoever between the Reinsurer and any policyholder, insured, beneficiary or any other party under any policies or group certificates issued by the Cedant that may be reinsured under this Treaty. The Cedant shall be, and shall remain, solely liable to the policyholder, the insured, the beneficiary and any other party under such policies or group certificates (as the case may be).

5.     This Treaty represents the entire agreement between the Cedant and the Reinsurer with respect to the subject matter hereof and supersedes any prior oral or written agreements, negotiations, discussions and understandings between the parties.

6.     The parties to this Treaty undertake to observe the principle of utmost good faith in respect of all matters relating hereto and shall abide by their respective obligations contained herein.

Article 2 Commencement and Duration	1. This Treaty shall take effect on the date (the “Effective Date”), and shall be effective for the duration, as specified in the Special Conditions but may be cancelled in accordance with Article 23.

Article 3 Scope	1. This Treaty shall cover the insurance policies, including supplementary benefits of such insurance policies, issued by the Cedant, on direct application, in accordance with the product details, distribution methods and in the geographical areas set forth in the Special Conditions and any subsequent amendments to this Treaty.

2.     Unless otherwise provided in this Treaty, the Reinsurer shall not be bound by any payment or settlement by the Cedant in respect of a Reinsured Policy:

a)    that is not in accordance with the terms of that Reinsured Policy;

b)    if the Cedant fails to comply with its obligations or commits a breach of the terms of this Treaty;

c)    where, in handling the claim under the Reinsured Policy, the Cedant has not followed its claim management practices and procedures as mutually agreed by the Reinsurer and the Cedant from time to time, unless the Cedant has received approval in writing in advance from the Reinsurer;

d)    where the Cedant has amended any of the terms, conditions or premium rates of the Reinsured Policy without the Reinsurer’s prior written approval;

e)    where, in respect of the Reinsured Policy, the Cedant has not followed the underwriting guidelines mutually agreed upon by the Reinsurer and the Cedant from time to time; or

f)     which represents any ex-gratia payments made by the Cedant.

Article 4 The Cedant’s Obligations

1.     The Cedant confirms that it and its officers and employees currently hold, and will maintain in force for the term of this Treaty, any licenses, registrations, authorisations and/or approvals necessary to transact the business and to perform its obligations under this Treaty, that the Cedant is authorised to do the business contemplated under this Treaty under all applicable laws and regulations and that the Cedant shall comply in all respects with all applicable laws and regulations.

2.     In accordance with the procedures and guidelines provided by the Reinsurer, the Cedant shall immediately report in writing to the Reinsurer all complaints or notices of litigation from policyholders and/or insureds of the Reinsured Policies or regulatory agencies and bodies in relation to the Reinsured Policies. The Cedant shall attach to such report all relevant information from its records. The Reinsurer may provide guidance with regard to the appropriate response to be given by the Cedant.

3.     The Cedant shall comply with the procedures and guidelines which shall be provided in writing by the Reinsurer in relation to this Treaty. These procedures and guidelines may include, but not limited to, the events to be reported by the Cedant to the Reinsurer, loss payments and settlements, and underwriting information of the Reinsured Policies. The Reinsurer shall have the right to change or amend from time to time such procedures and guidelines.

4. Upon request by the Reinsurer, the Cedant shall forthwith provide the Reinsurer with the details and information relating to this Treaty (including, without limitation, the personal data of the persons insured under the Reinsured Policies).

Article 5 Currency

1.     All transactions under this Treaty shall be denominated in the currency specified in the Special Conditions.

2.     The currencies to be used for this Treaty shall be abbreviated as set forth in the Special Conditions.

Article 6 The Cedant’s Retention

1.     In respect of each Reinsured Policy, for the period of 12 months from the issue date of the Reinsured Policy, the Cedant shall retain for its own account the full amount up to the maximum limit (the “Retention Limit”) as set forth in the Special Conditions for each of the benefits reinsured under this Treaty.

2.     Unless otherwise specified in the Special Conditions, for subsequent policy years, the retention of the Cedant shall be re-assessed such that the retention ratio shall remain constant throughout the term of the Reinsured Policy. The retention ratio is the proportion of the original retained sum at risk to the original sum at risk of the Reinsured Policy.

3.     The Cedant may alter its Retention Limit on the anniversary of this Treaty subject to giving not less than 90 days’ prior written notice. The revised Retention Limit shall only apply to new Reinsured Policies issued on or after the effective date of such alteration. The Reinsurer reserves the right to revise the terms of the Treaty in light of such alteration of the Cedant’s Retention Limit.

4.     Liens and policy loans shall not be taken into account when calculating the sum at risk.

5.     Every Reinsured Policy in force with the Cedant on the same life shall be taken into account when determining the Cedant’s retention in respect of that life, unless otherwise specified in the Special Conditions.

Article 7 The Reinsurer’s Liability

1.     The liability of the Reinsurer for the Reinsured Policies shall begin simultaneously with that of the Cedant but in any event not prior to the Effective Date of this Treaty and shall cease at the same time when the liability of the Cedant ceases.

2.     The Reinsurer shall automatically reinsure (a) such quota shares of all Reinsured Policies or (b) amounts of benefits under the Reinsured Policies that exceed the Cedant’s Retention Limit provided that all such automatic acceptances are subject to the Reinsurer’s Automatic Acceptance Limit as set forth in the Special Conditions.

3.     If the Cedant reduces its Retention Limit in respect of any one life or group of lives, the Automatic Acceptance Limit of the Reinsurer and the amount ceded to the Reinsurer in respect of such life or group of lives shall be reduced proportionately.

4.     If the Cedant alters its Retention Limit or changes its underwriting or business practices or the terms of the Reinsured Policies, the Reinsurer shall have the right to change the limits of its liability, including, without limitation, the Automatic Acceptance Limit.

Article 8 Facultative Submissions

1.     If the amount to be ceded in respect of any Reinsured Policy exceeds the Automatic Acceptance Limit set out in the Special Conditions or if any benefit of a Reinsured Policy exceeds the Automatic Acceptance Limit specified in the Special Conditions, the entire Reinsured Policy shall not be eligible for automatic acceptance. Instead, it shall be submitted to the Reinsurer for underwriting assessment.

2.     The Cedant may also elect to submit other policies to the Reinsurer for its underwriting assessment. The Reinsurer shall not have any liability for such policies until they have been assessed by the Reinsurer and the Reinsurer’s assessment is accepted by the Cedant as provided below.

3.     The Reinsurer's facultative assessment in respect of a policy shall be valid for a period of 90 days. The Reinsurer shall have no liability in respect of that policy unless the Reinsurer receives written acceptance of the assessment from the Cedant, together with notification of the effective date of the reinsurance cover for such policy, before the end of that 90-day period.

4.     A policy accepted facultatively by the Reinsurer shall be subject to the conditions of this Treaty unless otherwise specified in the facultative assessment. The Reinsurer’s liability, however, shall cease if the first reinsurance premium due for that cession of risks of such policy is not paid by the Cedant to the Reinsurer within 180 days of the premium due date.

5.     A facultative assessment made by the Reinsurer shall apply to the entire policy, including all benefits attaching thereto. Once a policy has been submitted to the Reinsurer for facultative assessment, in respect of that policy, the Cedant shall not be able to bind the Reinsurer automatically under this Treaty.

6.     In case the Cedant has submitted a policy to the Reinsurer for facultative assessment it may reinsure it elsewhere if it does not agree with the assessment made by the Reinsurer or if the Reinsurer fails to respond to the facultative submission within two working days (excluding Saturdays) after receipt of all information requested by the Reinsurer.

Article 9 Reinsurance Premiums

1.     All Reinsured Policies shall be ceded on original terms, and the Cedant shall pay to the Reinsurer its quota share of all premium payments receivable by the Cedant under each Reinsured Policy. For the avoidance of doubt, the premium payments receivable by the Cedant shall refer to unearned premiums for policies written before the Effective Date, and gross written premiums for policies written on or after the Effective Date.

2.     In respect of any Reinsured Policy, where there is an additional premium payable to the Cedant under the Reinsured Policy for any reason whatsoever, reinsurance premium as calculated in accordance with this Article shall be payable to the Reinsurer in respect of such additional premium.

3.     The reinsurance premiums payable to the Reinsurer shall be net of all taxes or duties and the Reinsurer shall not reimburse the Cedant for any such taxes or duties.

4.     Where an underwriting debt or lien has been imposed on a Reinsured Policy, the reinsurance premiums shall be calculated as if there were no such debt or lien.

5.     So long as the Reinsurer remains liable in respect of any Reinsured Policy under this Treaty, the Cedant shall continue to pay the reinsurance premium to the Reinsurer.

6.     Unless otherwise specified in the Special Conditions, all reinsurance premiums are payable annually in advance of reinsurance coverage.

Article 10 Reinsurance Commissions

1.     The Reinsurer shall pay to the Cedant the commissions as set forth in the Special Conditions.

2.     The Reinsurer shall not be liable for any levy imposed by any government, any domestic financial supervisory authority or any other competent authority which is applicable to the Cedant in respect of premium income arising from the Reinsured Policies.

3.     If any reinsurance premiums or instalments of reinsurance premiums in respect of any Reinsured Policy are refunded to the Cedant, any corresponding reinsurance commissions previously paid by the Reinsurer to the Cedant in respect of such refunded reinsurance premiums shall be refunded to the Reinsurer by the Cedant.

Article 11 Policy Changes

1.     In the event of cancellation of any Reinsured Policy, other than as a result of a claim, the Reinsurer shall make a refund to the Cedant of that part of the reinsurance premium net of reinsurance commission that relates to the period between the cancellation date and the next reinsurance premium due date of the Reinsured Policy.

2.     In the event of the conversion of a Reinsured Policy pursuant to a contractual right to convert, the policy arising from the conversion shall be reinsured such that the retention ratio of the Cedant for each of the benefits at the time of conversion remains unchanged after the conversion.

3.     Where a Reinsured Policy is maintained in force by extended term provisions, the Reinsured Policy shall be reinsured such that the retention ratio of the Cedant at the time of extension remains unchanged after extension.

4.     If a Reinsured Policy under this Treaty is reinstated, without proof of health or insurability, in accordance with the policy conditions of that Reinsured Policy, the reinsurance of that Reinsured Policy by the Reinsurer shall also be automatically reinstated provided that the Reinsurer shall receive all outstanding reinsurance premiums up to the effective date of reinstatement. Any reinstatement of a Reinsured Policy which is not in accordance with the policy conditions therein shall be subject to underwriting assessment as provided in Article 8 of this Treaty.

Article 12 Recapture

1.     Unless otherwise provided in this Treaty, the Cedant shall not be entitled to recapture cessions made under this Treaty other than with the prior written consent of the Reinsurer and under terms and conditions to be agreed at the time.

2.     Unless otherwise specified in this Treaty, cessions of the Reinsured Policies under this Treaty shall remain in force until the termination or natural expiry of such Reinsured Policies.

Article 13 Claims

1.     The Cedant shall settle claims under the Reinsured Policies in a prudent and professional manner in accordance with the policy conditions of the Reinsured Policies and its standard practices of claims assessment. The Cedant shall inform the Reinsurer of the policy conditions of the Reinsured Policies and claims assessment practices of the Cedant prior to inception of this Treaty. The Cedant shall not make any material changes to such policy conditions or claims assessment practices without the prior written approval of the Reinsurer.

2.     All claims shall be reported to the Reinsurer as specified in Article 14. Upon request of the Reinsurer, the Cedant shall promptly provide copies of all the relevant documents that establish clear proof of liability to the satisfaction of the Reinsurer and keep the Reinsurer advised of all subsequent developments in connection therewith.

3.     The Reinsurer shall be liable for its proportionate share of any claim payments in respect of any risks ceded under this Treaty subject to the limits of liability specified in the Special Conditions. In the event of a partial payment of a claim by the Cedant, the Reinsurer shall only be liable for its proportionate share of that partial payment. Should an overpayment of a claim by the Reinsurer occur, the Cedant shall compensate the Reinsurer as soon as possible for its proportionate share of any amount overpaid.

4.     The Cedant shall not permit any third party to become involved in the administration of claims as well as claims assessment procedures without having obtained the prior written consent of the Reinsurer. Where prior written consent of the Reinsurer has been obtained, the Cedant shall at all times remain responsible for the actions of any person to whom it transfers, sub-contracts, delegates or assigns such rights or obligations.

5.     Any payments made by the Cedant on an ex-gratia basis shall not be binding on the Reinsurer without its prior written consent.

6.     For the purpose of this Treaty, an “ex-gratia payment” is a payment that the Cedant is not legally liable to make under the Reinsured Policy.

7.     For products with periodic benefit payments, the same procedure shall apply on each claim review date. Unless otherwise specified in the Specific Conditions, claim review shall be performed on an annual basis.

8.     The Cedant shall notify the Reinsurer immediately of its intention to contest, negotiate or litigate a claim involving a Reinsured Policy. The Cedant shall also provide the Reinsurer with prompt notice of any legal proceedings initiated against the Cedant in response to its denial of a claim on a Reinsured Policy, shall keep the Reinsurer informed of all developments and shall supply copies of all relevant legal documents.

9.     The Reinsurer shall not be liable for any extraordinary expenses that may arise in connection with the handling of individual claims (court or arbitration court costs, fees for special investigations, etc.) or any other payments made by the Cedant in connection with claims.

10.   Where the benefits payable under the Reinsured Policies issued by the Cedant are reduced due to governmental measures, the liabilities of the Reinsurer shall be correspondingly reduced.

11.   The Reinsurer shall not be liable for any extra-contractual damages (which include punitive, exemplary, consequential, statutory, or compensatory or similar damages) that are assessed against the Cedant. However, if the Reinsurer has directed, consented to or ratified the act, omission or conduct of the Cedant which results in such damages, the Reinsurer shall contribute equitably to such damages.

12.   The Reinsurer shall be entitled to deduct from its share of any claims payments any unpaid balance due from the Cedant under any other agreement(s) with the Cedant.

13.   Unless the Reinsurer otherwise determined, the Reinsurer shall follow the Cedant’s practices in paying interest in respect of late claim payments.

14.   In the event of any material change in the Cedant’s claims management practices or personnel, the Reinsurer shall have the right to review the Claim Notification Limit and Claim Authority Limit from the same date.

Article 14 Reinsurance Administration and Accounts	1. The Cedant is responsible for submitting the Reinsurance Accounts and Documentation and Statistical Information (which are defined below) to the Reinsurer.

2.     Reinsurance accounts (“Reinsurance Accounts”) showing the amounts due to and from each party during each accounting period (“Accounting Period” which, unless otherwise specified in the Special Conditions, shall be each calendar quarter) shall be submitted in the manner as set forth in this Treaty, and each Reinsurance Account shall be summarised as set forth in the Special Conditions. The Reinsurance Accounts shall be expressed in the same currencies as the Reinsured Policies unless otherwise specified in the Special Conditions.

3.     The Reinsurance Accounts and Documentation and Statistical Information shall be provided by an agreed method of electronic transfer or such other method agreed by the parties. Once the format and content of the data file has been agreed by the parties, they may not be altered without the prior written agreement of the receiving party.

4.     Any change in systems, processes or procedures which may affect the quality or quantity of the Reinsurance Accounts and Documentation and Statistical Information must be notified in advance to the other party. Any disruption to the provision of the Reinsurance Accounts and Documentation and Statistical Information must be rectified promptly by the party causing such disruption and in any event within 3 months from the date when such disruption first occurred.

5.     The Reinsurance Account and the accompanying Documentation and Statistical Information for each Accounting Period shall be submitted to the Reinsurer within 60 days from the end of the Accounting Period. The Reinsurer shall confirm the Reinsurance Account (if it finds it in order) or raise any objections to any items in the Reinsurance Account within 30 days of receipt of the Reinsurance Account.

8.     Balance shown on the Reinsurance Account shall be remitted by the debtor party to the other party within 30 working days (excluding Saturdays) upon confirmation of the Reinsurance Account.

9.     Balances due shall be remitted by means of an electronic funds transfer. The costs of such transfer shall be borne by the remitting party.

10.   Each party may set off undisputed amounts due to the other party against any other undisputed amount due under any other reinsurance agreements between the Reinsurer and the Cedant.

11.   The Cedant shall not under any circumstances sub-contract the administration of the Reinsured Policies to a third party without the prior written agreement of the Reinsurer. Where the Reinsurer has given such written agreement, the Cedant shall at all times remain responsible for the actions of such person to whom it transfers, sub-contracts, delegates or assigns such rights or obligations.

12. Notwithstanding the cancellation of this Treaty, so long as either party has any liability or potential liability under this Treaty, this Article 14 shall continue to be in force.
Article 15 Follow the Fortune

1.     The Reinsurer shall, subject to the terms and conditions of this Treaty, follow the actuarial, contractual and underwriting fortunes of the Cedant in respect of the risks that the Cedant has underwritten under the Reinsured Policies.

Article 16 Costs, Expenses and Taxes

1.     Unless this Treaty provides otherwise,

a)     each party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Treaty;

b)    the Reinsurer shall be responsible for Operations, Sales and Marketing Expenses in relation to the Reinsured Policies as set forth in the Special Conditions;

c)    the Reinsurer shall also be responsible for Shared Service Cost incurred by the Cedant in relation to the Reinsured Policies as set forth in the Special Conditions;

d)    the Reinsurer shall be liable for any taxes paid by the Cedant with respect to Reinsured Policies and the reinsurance hereunder;

Article 17 Underwriting Guidelines

1.       The Cedant shall underwrite the Reinsured Policies in accordance with its underwriting rules and regulations as notified to the Reinsurer prior to the inception of this Treaty. The Cedant shall not make any material changes to its underwriting rules and regulations without the prior written approval of the Reinsurer. Unless prior written approval of the Reinsurer has been obtained for such change, the Reinsurer shall not be liable for any payment of claims made under any Reinsured Policy issued after such change.

2.     The Cedant may accept risks without reference to the Reinsurer within the Automatic Acceptance Limit as set forth in the Special Conditions.

3.     Any risk which exceeds the Automatic Acceptance Limit set forth in the Special Conditions must be referred to the Reinsurer prior to the Cedant underwriting the risks under the Reinsured Policy. Otherwise, the Reinsurer shall not be liable for such risks. The Cedant shall provide the Reinsurer with copies of the complete insurance papers (insurance proposal, reports of the medical examiners and reports of the attending physician, confidential reports, etc.) in its possession. The Reinsurer may request additional information or investigations.

4.     The Reinsurer shall examine the papers submitted within two working days (excluding Saturdays) and shall provide the Cedant with its decision in writing as soon as practicable.

5.     The Reinsurer shall have no liability in respect of underwriting costs incurred by the Cedant.

6.     The Cedant shall not under any circumstances sub-contract the underwriting of the Reinsured Policies to a third party without the prior written agreement of the Reinsurer. Where the prior written agreement of the Reinsurer has been obtained, the Cedant shall at all times remain responsible for the actions of such person to whom it transfers, sub-contracts, delegates or assigns such rights or obligations.

7.     In the event of any material change in the underwriting rules and regulations or principal underwriting or claims personnel of the Cedant, the Reinsurer shall be informed without delay and shall be entitled to review the limits of liability (including, without limitation, the Automatic Acceptance Limit) as set forth in the Special Conditions. The revised limits shall take effect immediately upon receipt of written notice by the Cedant from the Reinsurer or from such other date as designated by the Reinsurer for Reinsured Policies ceded under this Treaty.

Article 18 Errors and Omissions

1.     The rights or liabilities of either party shall not be prejudiced or relieved in any way by any inadvertent error, omission, oversight or delay which may arise in administering this Treaty provided that the other party is notified and rectification is made immediately upon discovery.

2.     Rectification shall be deemed to have been made if both parties are placed in the position they would have occupied if the inadvertent error, omission, oversight or delay had not occurred.

3.     In case of any inadvertent error, omission, oversight or delay in relation to the Reinsurance Accounts, the Cedant shall distribute revised Reinsurance Accounts.

Article 19 Inspection of Records

1.     The Reinsurer or its designated representatives shall have access at all reasonable times to the books and records of the Cedant at the Cedant’s head office or wherever such books and records may be located for the purpose of obtaining information concerning this Treaty and/or the Reinsured Policies and/or the adjustment of a loss applying to this Treaty. The Reinsurer or its designated representatives may arrange for copies to be made of any of the Cedant’s books and records containing such information.

2.     The Reinsurer shall advise the Cedant of its intention to exercise its right of inspection at least 48 hours in advance.

3.     The Reinsurer’s right of inspection under this Article 19 shall continue to be in force as long as either party has any liability or potential liability under this Treaty.

4.     “Books and records” comprise all books and records held in whatever format, including, but not limited to, electronically. The Cedant shall use its best endeavours to enable the Reinsurer to access its books and records in whatever format they are held.

Article 20 Arbitration

1.     All disputes and differences between the parties arising under or in connection with this Treaty including its formation and validity, and whether arising during or after the term of this Treaty, shall be referred to an arbitration tribunal (“Arbitration Tribunal”) in the manner hereinafter provided. The parties shall, throughout the dispute, consider in good faith the appropriateness of using mediation to resolve the dispute.

2.     Unless the parties appoint a sole arbitrator within 30 days of either party receiving a written request from the other for arbitration, the party requesting arbitration shall appoint its arbitrator and give written notice thereof to the other party. Within 30 days of receipt of such notice, the other party shall appoint his arbitrator and give written notice thereof failing which the party requesting arbitration shall apply to an appointer (the “Appointer”) to appoint the second arbitrator.

3.     Within 30 days of the appointment of the second arbitrator, the arbitrators shall appoint a third arbitrator to be Chairman of the Arbitration Tribunal, failing which the arbitrators shall apply to the Appointer to appoint the Chairman. The Arbitration Tribunal shall decide by majority. If no majority can be reached, the verdict of the Chairman shall prevail.

4.     The Appointer shall be the Chairman of the Hong Kong Federation of Insurers.

5.     Unless the parties otherwise agree, the Arbitration Tribunal shall consist of persons (including those who have retired) with not less than ten years’ experience of health insurance or health reinsurance in management position in the industry itself or as professional advisers. The arbitrators shall not have any personal or financial interest in the result of the arbitration.

6.     The seat of the arbitration shall be Hong Kong.

7.     Each party shall submit its case to the arbitrators within 60 days of the appointment of the Chairman or within such longer period as may be agreed by the arbitrators.

8.     The Arbitration Tribunal shall reach its decision by reference to the customs and usages of international insurance and reinsurance business and shall apply or follow the laws stated at the seat of the arbitration. In event of conflict or dispute between the customs and usages and the proper law, the customs and usages shall prevail to the extent permitted by the applicable laws. The Arbitration Tribunal shall not be bound by the formal rules of evidence. The Arbitration Tribunal shall have power to fix all procedural rules relating to the conduct of the arbitration.

9.     Within sixty days of reaching a decision in the arbitration issue the Arbitration Tribunal shall issue to the parties its written award (including the reasons therefor). The award shall be final and binding on the parties. If either of the parties should fail to carry out the award, the other party may apply for its enforcement to a court of competent jurisdiction in any country in which the party in default is domiciled or has assets or carries on business.

10.   All costs of the arbitration shall be borne by the parties in such manner as decided by the Arbitration Tribunal in its discretion.

11.   This Article 20 remains valid even if this Treaty is terminated or declared or considered void.

Article 21 Governing Law

1.     Unless otherwise specified in the Special Conditions, this Treaty shall be governed by and construed in accordance with the laws of Hong Kong and subject to Article 20, the Hong Kong courts shall have the exclusive jurisdiction over any dispute hereunder.

Article 22 Change in Law

1.      In the event of any change in law, whether arising from legislation, decisions of the courts or otherwise, by which the Reinsurer’s liability hereunder is materially increased or extended, the parties hereto agree to conduct immediate discussion at the request of either party in order to agree on an equitable revision of the terms of this Treaty. If the parties fail to reach any agreement on such revision within 30 days after such request, the Reinsurer’s liability hereunder shall be determined as if the said change in law had not taken place.

2.      This Article 22 shall apply to all changes in law that occur at any time after the Reinsurer has entered into this Treaty. This Article 22 shall remain valid as long as the Reinsurer continues to have any liability for risks ceded under this Treaty.

Article 23 Amendments and Cancellation

1.     No changes to this Treaty shall be binding on the parties unless agreed by the parties and signed in writing by the parties.

2.     Subject to paragraph 3 below, this Treaty may be cancelled by either party in respect of new business by giving not less than 90 days’ written notice. During the notice period of 90 days, the Reinsurer shall continue to reinsure all Reinsured Policies issued during such period. Any Cancellation Notice shall apply to new business only. The Reinsurer shall continue to reinsure all existing Reinsured Polices until the expiry date of the corresponding policy.

3.     Without prejudice to paragraph 2, either party may cancel this Treaty at any time with immediate effect by giving a written notice to the other party upon occurrence of one or more of the following events:

a)    if the performance of the whole or any substantial part of this Treaty is prohibited or rendered impossible de jure or de facto; or

b)    if the other party is declared insolvent or is placed in liquidation or receivership (whether voluntary or involuntary) by any competent regulatory authority or court of competent jurisdiction or there have been proceedings instituted against it for the appointment of a receiver, liquidator, rehabilitator, conserver, trustee in bankruptcy or other agent known by whatever name to take possession of its assets or control of its operations or it is otherwise deemed unable to pay its debts; or

c)    if the other party is merged with, acquired or controlled by any other company or if there is any material change in the ownership, management or control of the other party; or

d)    if the country or territory in which the other party resides or has its head office or is incorporated shall be involved in armed hostilities with any other country whether war be declared or not or is partly or wholly occupied by another power; or

e)    if the other party fails to comply with any of the terms and conditions of this Treaty and fails to remedy such breach after the cancelling party having given written notice to the other party of such breach and setting a reasonable time limit to remedy such breach; or

f)     if the other party loses at least 50% of its paid-up capital; or

g)    (in case of the Cedant) if the Cedant sells or transfers the entire or any part of the Reinsured Policies without prior written consent of the Reinsurer.

4.     The party which is affected by one or more of the events or circumstances listed in paragraph 3 above shall without undue delay notify the other party thereof, and shall in no event be entitled to cancel this Treaty under this Article.

5.     All notices of cancellation sent in accordance with any of the provisions of this Article 23:

a)    shall be by registered mail, facsimile or any other means of instantaneous communication which provides a permanent record of such communication and shall be deemed to be served upon dispatch; and

b)    shall be addressed to the party concerned at its head office or at any other address previously designated by that party.

6.     In case of cancellation pursuant to paragraph 2 above, the liability of the Reinsurer in respect of claims under the Reinsured Policies issued before the date of cancellation shall continue until the Reinsured Policies have been terminated or expired, unless otherwise set forth in the Special Conditions. For the avoidance of doubt, the Cedant shall continue to be liable for the payment of Reinsurance Premiums in respect of such Reinsured Policies to the Reinsurer so long as the liability of the Reinsurer in respect of such Reinsured Policies continue.

7.     In case of cancellation of this Treaty pursuant to paragraph 3 above, if the cancelling party is the Cedant, the Cedant shall have the right of immediate recapture of all the Reinsured Policies ceded under this Treaty subject to paying a recapture fee to the Reinsurer. The liability of the Reinsurer hereunder shall cease outright other than in respect of claims under any Reinsured Policies issued prior to the date of cancellation of this Treaty, which claims have been paid prior to the date of cancellation of this Treaty.

8.     Cancellation of this Treaty shall not prejudice any claim which either party may have against the other in respect of any cause arising prior to the cancellation whether or not such claim is known as at the date of cancellation.

9.     All rights and obligations of the parties under this Treaty shall automatically terminate except for such rights and obligations which expressly or by implication are intended to continue in force after the cancellation of this Treaty.

Article 24 Representations, Warranties and Undertakings

1.      The Cedant represents, warrants and undertakes to the Reinsurer that:

a)     it is authorised in its legal domicile to carry on the insurance business in relation to the Reinsured Policies; and

b)    it is a corporation duly organised, existing and in good standing under the laws of its legal domicile; and

c)    it is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Treaty; and

d)    it has taken all requisite corporate proceedings to authorise it to enter into and perform the duties contemplated in this Treaty; and

e)    it, and any person under its control, shall not commit any action that would violate any applicable law or regulation; and

f)     it has obtained, and shall maintain during the term of this Treaty, any and all regulatory approvals, authorisations, registrations and/or licences as may be required for the Cedant to cede the policies covered hereunder and to perform its obligations hereunder; and

g)    in respect of any data provided to the Reinsurer for the purpose of this Treaty, such data shall be materially true, complete and accurate to the best knowledge of the Cedant; and

h)    its obligations under this Treaty shall not contravene any provision of any existing laws and regulations, its memorandum and articles of association (where applicable) and any agreement to which it is a party, and are legal, valid, binding and enforceable; and

i)     it is entitled to disclose and transfer the personal data of the persons insured under the Reinsured Policies to the Reinsurer and the use of such personal data, and the transfer of such personal data to a third party (whether within or outside its legal domicile), by the Reinsurer for the purpose of this Treaty shall not contravene any applicable laws, rules, regulations or codes and guidelines.

2.     The Reinsurer represents and warrants to the Cedant that:

a)     it is a corporation duly organised, existing and in good standing under the laws of Bermuda;

b)    it is empowered under Hong Kong laws and by its charter and bylaws to enter into and perform the duties contemplated in this Treaty;

c)    it has taken all requisite corporate proceedings to authorise it to enter into and perform the duties contemplated in this Treaty;

d)    it shall not commit any action that would violate any applicable law or regulation;

e)     it has obtained, and shall maintain during the term of this Treaty, any and all regulatory approvals, authorizations, registrations and/or licences as may be required for the Reinsurer to reinsure the policies covered hereunder and to perform its obligations hereunder;

f)     in respect of any data provided to the Cedant for the purpose of this Treaty, such data shall be materially true, complete and accurate to the best knowledge of the Reinsurer; and

g)    its obligations under this Treaty shall not contravene any provision of any existing laws and regulations, its charter and bylaws, its memorandum and articles of association (where applicable) and any agreement to which it is a party, and are legal, valid, binding and enforceable.

Article 25 Policy Conditions and Exclusions

1.     The policy conditions of the Reinsured Policies shall form an integral part of this Treaty. Any additions, deletions or alterations to these conditions shall be reported to the Reinsurer without delay. In case of significant modifications, the parties hereto shall re-negotiate the terms of this Treaty.

2.     All risks excluded under the terms of the Reinsured Policies are also excluded under this Treaty.

3.     Any material change in the policy conditions of the Reinsured Policies must be notified and accepted in writing by the Reinsurer before any Reinsured Policies written under such revised policy conditions can be reinsured under this Treaty.

Article 26 Confidentiality

1.     All materials provided by either party (“Disclosing Party”) to the other (“Recipient”) in connection with this Treaty and all information contained in such materials (collectively, “Confidential Information”) shall be kept confidential by the Recipient (a) unless otherwise in the possession of the Recipient on a non-confidential basis; or (b) unless such materials and/or information becomes publicly available other than by a breach of this Treaty; or (c) unless the prior written consent of the Disclosing Party is obtained. Notwithstanding the foregoing, the Recipient may disclose the Confidential Information to its affiliates, retrocessionaires, legal or other counsels or financial auditors on a “need to know” basis or if such disclosure is required pursuant to the applicable laws or court orders or requests from a competent government or regulatory authority.

2.     If the Recipient is required to disclose any Confidential Information pursuant to the applicable laws or court orders, to the extent permitted by the applicable laws, the Recipient shall give prompt notice to the Disclosing Party so that the Disclosing Party may seek a protective order or otherwise to object to the disclosure.

3.     The provisions of this Article 26 shall expire three (3) years after the termination of this Treaty.

Article 27 Severability

1.     The invalidity or unenforceability of any article of this Treaty shall not affect the validity or enforceability of the remainder of this Treaty. Any such invalid or unenforceable provision shall be severable from the remainder of this Treaty.

Made in duplicate and executed by both parties

in Hong Kong on the _____ day of ___________, 2021

signed for and on behalf of FWD General Insurance Company Limited and in Hong Kong on the _____ day of __________, 2021

signed for and on behalf of FWD Life Insurance Company (Bermuda) Limited

Special Conditions

Unless otherwise provided in these Special Conditions, the provisions of the General Conditions shall apply.

Article 2 Commencement and Duration

1.     Notwithstanding the date of signing of this Treaty, this treaty is a continuous contract effective from 00:01 hours local time on 1st January 2021 (the “Effective Date”) subject to 90 days notice of cancellation expiring 2400 hours local time on 31st December in any year.

2.     The anniversary of this Treaty shall be 1 January 2022 and each year thereafter.

Article 3 Scope

1.    This Treaty shall apply to all in-force and new policies of the following Medical Plans that are written by the Cedant in Hong Kong but exclude risk written from facultative reinsurance and/or inward reinsurance facility or treaty and/or line slips and/or captive pools and/or automatic risk pools:

a)    Group Medical Insurance

b)    CARING Employee Medical Insurance Plan

2.     The following benefit(s) shall be reinsured under this Treaty:

a)    Basic Hospitalisation Benefits

b)    Supplementary Major Medical Benefits

c)    Outpatient Benefits Dental Benefits

d)    Maternity Benefits

e)    Daily Hospital Cash

f)    Accident Death Benefit

g)    Medical Check Up

Article 5 Currency

1.     Notwithstanding the provisions of Article 5 of the General Conditions,

a)   All cessions under this Treaty shall be denominated in the same currencies as the Reinsured Policies, which shall include:

i)      Hong Kong dollars (herein abbreviated as “HKD”)

ii)     United States dollars (herein abbreviated as “USD”)

iii)    Macau Patacas (herein abbreviated as “MOP”)

Article 6 The Cedant’s Retention	1. The Retention Limit of the Cedant shall be [***]% quota share.

Article 7 The Reinsurer’s Liability

1.     The Reinsurer shall automatically reinsure [***]% quota share (“Reinsurer’s Share”)

2.    Subject to maximum a benefit limit per person per year of HK$[***] unless otherwise agreed by the Reinsurer before the risk commencement.The Reinsurer confirms that it and its officers and employees currently hold, and will maintain in force for the term of this Treaty, any material licenses, registrations, authorisations and/or approvals necessary to transact the business and to perform its obligations under this Treaty, that the Reinsurer is authorised to do the business contemplated under this Treaty under all applicable laws and regulations and that the Reinsurer shall comply in all material respects with all applicable laws and regulations.

3.    The Reinsurer’s Automatic Acceptance Limit shall be HK$[***], which is expressed in terms of the total premium per policy.

4.    The Reinsurer shall only be liable for claims incurred while the Treaty is effective in respect of such claims. The Reinsurer shall not be liable for claims incurred before the Effective Date.

Article 9 Reinsurance Premiums

1.     In line with the Reinsurer’s Liability, Reinsurance Premiums shall be calculated from the Effective Date.

2.     All Reinsured Policies shall be ceded on original terms. The Reinsurer shall follow the Cedant’s premium rates.

Article 10 Reinsurance Commissions	1. A reinsurance commission of [***]%, of reinsurance premiums plus intermediaries’ commissions shall be payable to the Cedant by the Reinsurer under this Treaty.

Article 13 Claims	1. The reinsurance recoveries payable to the Cedant shall be net of all taxes or duties and the Cedant shall not reimburse the Reinsurer for any such taxes or duties.

Article 14 Reinsurance Administration and Accounts	1. Each Reinsurance Account shall contain at least the following information separated by line of business (if applicable):

DEBIT	CREDIT

Reinsurance commissions for the past month Operations, Sales and Marketing Expenses for the past month Shared Service Cost for the past month	Received reinsurance premiums for the past month New Business ____ Renewal Business ____
Claims for the past month ___
Increase in claim reserve for the past month Increase in incurred but not reported claim reserve for the past month
Balance payable by Reinsurer ___	Balance receivable by Reinsurer ____

2. At the end of each calendar month, a Reinsurance Account shall be calculated based on the actual earned premium and actual claims paid in the month.

2. At the end of each calendar month, a net payment shall be made by the Cedant to the Reinsurer, if the result of the following formula is positive, otherwise the Reinsurer shall pay the absolute amount of the negative result to the Cedant:

- Actual earned reinsurance premium for the month
- Actual reinsurance commissions paid for the month
- Operations, sales, marketing and shared service expenses paid for the month
- Actual reinsurance claim paid for the month
- Increase in claim reserve
- Increase in incurred but not reported claim reserve
- Adjustments for prior periods (if applicable)

Article 16 Costs, Expenses and Taxes

1.    Operations, Sales and Marketing Expenses shall include expenses for policy administration, underwriting, claims, sales and marketing.

2.    Shared Service Cost shall include finance, actuarial, risk and executive office functions provided by the Cedant as well as postage, bank charges and other similar expenses incurred on the Reinsured Policies.

3.

Article 17 Underwriting Guidelines	1. The cedant is authorized to underwrite and accept risk that falls within the Article 2 scope based on its own underwriting guidelines subject to paragraph 2 of Article 7 of the Special Conditions

Made in duplicate and executed by both parties

in Hong Kong on the _____ day of ___________, 2021

signed for and on behalf of FWD General Insurance Company Limited and in Hong Kong on the _____ day of __________, 2021

signed for and on behalf of FWD Life Insurance Company (Bermuda) Limited